EXHIBIT 5



                             Kenneth P. Carroll
                 Senior Vice President and General Counsel
                         United Retail Group, Inc.
                          365 West Passaic Street
                          Rochelle Park, NJ 07662
                               (201) 909-2200
                                    ----
                         Telecopier: (201) 909-2103
                     E-mail: kcarroll@unitedretail.com



                                               August 31, 2000


Board of Directors
United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ  07662

               Re:   Registration Statement on Form S-8

Gentlemen:

      I have acted as counsel in connection with the registration under the Securities Act of 1933 of 402,500 Units, each consisting of a share of Common Stock, $.001 par value (the "Common Stock"), of United Retail Group, Inc., a Delaware corporation (the "Company"), and the right to purchase one one-hundredth of a share of the Company's Preferred Stock, $.001 par value (collectively referred to as a "share of Common Stock"), in connection with the Company's 1999 Stock Option Plan (the "Plan") and the 2000 Non-Plan Option.

      I have reviewed and examined:

      (a)  the Restated Certificate of Incorporation of the Company;

      (b)  the Restated By-laws of the Company;

      (c) the Certificate of Designation, Preferences and Rights of the Company's Series A Junior Participating Preferred Stock;

      (d)  the text of the Plan;

      (e) minutes of certain meetings of the Compensation Committee, Board of Directors and stockholders of the Company; and

      (f) such other matters as I have deemed relevant in order to form my opinion.

      I have made such examination of the law as I consider necessary to enable me to express the following opinions.

      Based on the foregoing, I am of the opinion that shares of Common Stock issued and paid for in the future in accordance with the provisions of the Plan or the 2000 Non-Plan-Option have been duly authorized and will be legally and validly issued, fully paid, and nonassessable. My opinion is based on the assumption that the Company will receive payment in the form of cash or property for shares of Common Stock issued in the future that will be at least equal to the par value of such shares of Common Stock.

      No opinion is hereby expressed as to the application of state securities or "Blue Sky" laws.

      I am not a member of the bar of Delaware.

      I consent to the filing of this letter as an exhibit to the registration statement filed on Form S-8 with respect to the shares described above (the "Registration Statement").

      I consent to the references to my name and my beneficial ownership of shares of Common Stock under the caption "Validity of Common Stock" in the prospectus included in the Registration Statement and under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                          Very truly yours,


                                          KENNETH P. CARROLL